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                                   EXHIBIT 6.1


                          TECHNOLOGY LICENSE AGREEMENT


        This TECHNOLOGY LICENSE AGREEMENT (the "Agreement") is entered into as of this 1st day of June, 1999, between Krida Overseas Investments Trading Limited, a Cyprus company, ("Krida") and NuPro Innovations Inc., a Delaware corporation ("NII").

                                    RECITALS

        WHEREAS, Krida possesses proprietary trade secrets, know-how, and technical information and trademarks related to "NuPro" (defined below);

        WHEREAS, Krida entered into a license agreement with TrucTech, Inc., a Georgia corporation ("TrucTech"), pursuant to which Krida granted to TrucTech the non-exclusive right to manufacture NuPro, develop products using NuPro, and market, sell and distribute those products (the "Products") world-wide ("TrucTech License Agreement");

        WHEREAS, NII and TrucTech have entered into an Asset Purchase Agreement, effective the date hereof, for the sale of all of the assets of TrucTech to NuPro, including TrucTech's rights under the TrucTech License Agreement;

        WHEREAS, Krida entered into an oral license agreement with NII on December 1, 1998 (the "NII Initial License Agreement") pursuant to which Krida granted to NII and indefinite and exclusive right to manufacture, market, sell and distribute NuPro, and develop, market, sell and distribute Products world-wide subject to the achievement of certain agreed targets to preserve the exclusive right under the NII Initial License Agreement;

        WHEREAS, NII has entered into negotiations with a group of German investors represented by Dr. Wilfried Boelke (the "German Investors") for additional financing to NII and, as a result of such negotiations, NII has agreed to modifications to the NII Initial License Agreement regarding to the limitations to the exclusive right to NuPro and the Products; and

        WHEREAS, Krida desires to grant to NII and NII desires to receive a grant from Krida an indefinite and exclusive right to manufacture, market, sell and distribute NuPro, and develop, market, sell and distribute Products world-wide considering the negotiations with the German Investors.

        NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Krida and NII do each hereby agree as follows:
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                                    AGREEMENT

1.      DEFINITIONS

        In addition to the terms defined elsewhere throughout this Agreement, the parties agree that the following terms shall have the following meanings throughout:

        1.1. "Business Plan" shall mean NII's Business Plan, dated February 1999, as updated from time to time, attached as Exhibit A to this Agreement.

        1.2. "Confidential Information" shall mean the Technical Information, Trade Secrets, and all other information, oral and written, about each party, each party's business, NuPro, or the Products that either party has disclosed to the other party in confidence in connection with this Agreement. Information shall not be considered "Confidential Information" to the extent that the disclosing party can clearly demonstrate the information (i) is publicly and openly known and in the public domain through no fault of the receiving party and without a breach of this Agreement, (ii) was already in the possession of the receiving party prior to any disclosure by the receiving party and without any restriction on the use or disclosure of the information, (iii) is or has lawfully been disclosed to the receiving party by a third party without any obligation of confidentiality, or (iv) is required to be disclosed by law.

        1.3. "Know How" shall mean the information, data, and experience of each party relating to the development, design, and manufacture of NuPro, and the promotion, marketing and sale of NuPro and the Products.

        1.4. "Licensed Material" shall mean the Know How, Patents (if any granted now or during the term of this Agreement), Technical Information, Trademarks and Trade Secrets defined herein.

        1.5. "NuPro" shall mean the industrial engineering hybrid polyurea composite material formulation (previously known under the names "Veselka" and "Lubalite") developed by Luba Veselinovic. NuPro is a blend of ring opened cyclic esters and polyamines combined with polyisocyanate formulations that is bonded via an exothermic process using low-pressure machinery without the need to supply thermal energy.

        1.6. "Patents" shall mean the patents owned by Krida now or at any time during the term hereof relating to NuPro or the Products and any extensions or improvements thereto.

        1.7. "Technical Information" shall mean any information of either party including Know How, whether or not patented, which relates to the design, engineering, manufacture or use of NuPro or the Products as well as quality control and cost accounting data relating thereto, which is now owned or acquired or has been developed or discovered, or is hereinafter owned, acquired, developed, or discovered by either party and which is in a form that is able to be transferred.


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        1.8. "Trademarks" shall mean any proprietary right in and to the names
"Lubalite" and "NuPro," whether registered with the federal Patent and Trademark Office, and state authority, foreign authority, common law right or otherwise.

        1.9. "Trade Secrets" shall mean Technical Information which is treated as secret and confidential by either party which derives independent or actual value from not being generally known to other persons.

2.      LICENSE GRANT

        2.1. Scope of Use. In consideration of the payment of the applicable fees set forth in Section 4, Krida grants to NII, during the term of this Agreement, a personal and exclusive right to use the Licensed Material and to market and sell NuPro and the Products anywhere in the world.

        2.2. Restrictions on Use. The limited rights to the Licensed Materials herein include the following use restrictions:

                2.2.1 No title in or to the Licensed Materials is transferred to NII in granting this license under this Agreement; and

                2.2.2 NII will not copy, modify, adapt, assign, or transfer the Licensed Materials, in whole or in part, except as expressly provided for in this Agreement.

        2.3. Improvements. The license provided in this Agreement includes any improvements or inventions relating to NuPro, the Products or the Licensed Materials that occur after the date hereof and during the term of this Agreement.

        2.4. Limitations on Exclusiveness of License. The license granted under this Agreement will remain exclusive until and through December 31, 2002. After December 31, 2002, the license granted under this Agreement will continue to remain exclusive so long as Luba Veselinovic has a major influence, directly or indirectly, on the decision-making process of NII for at least six (6) months of any calendar year.

        2.5. Effect of Luba Veselinovic's Departure. If Luba Veselinovic leaves NII after December 31, 2002 for any reason, including, but not limited to death, or an illness or legal impairment that lasts for a consecutive six (6) month period (a "Departure"), the license granted under this Agreement will continue to remain exclusive if (i) NII's aggregate annual sales volume for any complete calendar year following Mr. Veselinovic's Departure is 50% or more of NII's sales forecasts for such calendar year set forth in the Business Plan, and (ii) NII's aggregate annual increase in sales is equal to or greater than 10% with respect to the previous calendar year for each successive calendar year following December 31, 2002.

        2.6. Effect of Failing to Satisfy Conditions of Sections 2.4 and 2.5. If NII fails to satisfy the conditions of Sections 2.4 and 2.5 above, the license granted under this Agreement will become non-exclusive on the sixtieth day following the end of the calendar year in which NII failed to satisfy the conditions of Sections 2.4 and 2.5 above.


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3.      TERM

        3.1. Term of Agreement. The term of this Agreement is for an indefinite amount of time. The term shall commence on the date hereof, and shall continue until this Agreement is terminated in accordance with the provisions of Section 8.

4.      FEES AND PAYMENT

        4.1. Fees. In consideration of the license granted by Krida under this Agreement, NII agrees to pay to Krida one and one-half percent (1.5%) of the gross revenues for the first $5,000,000 of NuPro and Products sold by NII, and two percent (2%) of the gross revenues for sales of NuPro and Products in excess of $5,000,000, during the term of this Agreement (the "Fees"). For purposes of this Section 4.1, "gross revenues" means the total revenues received by NII from the sale of NuPro and the Products not including any sales, use, excise, value added, utility or personal property tax or other similar charge.

        4.2. Payment. Within ten (10) days after the end of each three-month period beginning March 1, 2000, NII agrees to provide to Krida (i) quarterly reports of sales of NuPro and Products, (ii) a true and updated copy of the backlog of orders of NuPro and Products, and (iii) payment of any Fees then due under Section 4.1 above.

        4.3. Payment Method. NII shall make payments for the Fees to Krida by delivering a check to Krida to the address set forth in Section 9.6 of this Agreement, or as agreed by the parties in writing from time to time and notified to the parties according to the notice procedures set forth in Section 9.6 of this Agreement.

5.      ADDITIONAL OBLIGATIONS OF NII

        5.1. No Agent Relationship. NII agrees that it will not at any time, including after termination or expiration of this Agreement, incur or purport to incur any liability on behalf of Krida or in any way pledge or purport to pledge Krida's credit or purport to make any contract binding upon Krida.

        5.2. Access to NII Facilities. NII agrees that it will permit any duly authorized representative of Krida to enter, during normal business hours, into its manufacturing and administrative facilities or where any production or records relating to NuPro or the Products are located for the purpose of ascertaining that the provisions of this Agreement are being complied with by NII.

        5.3. Records. NII agrees to at all times, including for a period of one year after termination of this Agreement, keep full and accurate books of account and records relating to NuPro and the Products and related invoices, inventory, purchase orders, backlog, accounts receivable, and any other related documents and will allow any duly authorized representative of


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Krida to have reasonable access to, and to audit, such books and records, and make copies at Krida's expense as such representative may reasonably require.

6. REPRESENTATION AND WARRANTIES. Krida represents and warrants that it is the sole owner of any and all rights in and to the Licensed Materials and that the Licensed Materials do not infringe, misappropriate, or otherwise conflict with any proprietary rights of any third party. No written or oral claim by any third party contesting Krida's rights in and to the Licensed Materials has been made, is currently outstanding or, to the knowledge of Krida, is threatened.

7. CONFIDENTIALITY. The parties agree not to disclose any Confidential Information to any third party except as provided in this Agreement and subject to a Confidentiality Agreement in substantially the same form attached hereto as Exhibit B, duly executed by such third party. The parties further agree that they shall not disclose any Confidential Information to any employees, agents, or consultants, except for those for whom disclosure is necessary for the effective performance of their responsibilities in connection with this Agreement, and only to the extent required for such effective performance. In addition, the parties hereby agree to take all reasonable and necessary steps to ensure that all principals, officers, agents, employees, representatives, consultants, or any other persons affiliated in any manner do not use, modify, disclose, make public, or authorize any disclosure or publication of any Confidential Information, except as permitted herein. Additionally, each party agrees to return all of the other party's Confidential Information and all copies of any written materials delivered to it at any time throughout the term of this Agreement upon the termination of this Agreement.

8.      TERMINATION.

        8.1. Termination For Cause. Either party shall have the right to terminate this Agreement for good cause upon thirty (30) days written notice to the other party, if such other party fails to comply with a term of this Agreement and such failure to comply causes a material negative effect to the non-breaching party and is not corrected within such thirty (30) day period to the absolute satisfaction of the non-breaching party. Without limiting the interpretation of the foregoing, the failure by NII to pay the Fees set forth in
Section 4 hereof constitutes good cause to terminate this Agreement.

        8.2. Termination Without Cause. Krida may not terminate this Agreement without cause.

        8.3. Termination by Krida - Bankruptcy Proceeding. Krida shall have the right to terminate this Agreement in the event NII files a voluntary petition commencing a bankruptcy proceeding under the United States Bankruptcy Code, Title 11, U.S.C. (the "Code"), or under a similar statute in another country or jurisdiction, or has a petition filed against it commencing an involuntary bankruptcy proceeding under the Code, or under a similar statute in another country or jurisdiction, or otherwise becomes insolvent, has a receiver appointed, or makes an assignment for the benefit of creditors (an "Event of Bankruptcy"). In addition, NII acknowledges that this Agreement creates licenses constituting "intellectual property" as defined


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in the Code and that its rights and obligations shall be governed by Section
365(n) of the Code, or its equivalent, in the event NII suffers an Event of Bankruptcy.

        8.4. Termination by Mutual Written Consent. This Agreement may be terminated by the mutual written consent of both parties.

        8.5. Survivability. Sections 6 and 7 of this Agreement shall survive termination of this Agreement.

9.      MISCELLANEOUS

        9.1. Assignment. This Agreement may not be assigned to any party, other than without the prior written consent of the other party.

        9.2. Severability. The provisions of this Agreement are severable. Invalidity or unenforceability of any provision, or portion thereof, shall not affect the enforceability of the remaining provisions hereof which are valid and enforceable.

        9.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the United States and the State of Delaware, without regard to conflicts of law.

        9.4. Official Language. This Agreement is in the English language only. No translation of this Agreement into any other language shall be of any force or effect in the interpretation of any of the provisions of this Agreement.

        9.5. Jurisdiction and Venue. The parties consent and submit to the exclusive jurisdiction and venue of the State and Federal Courts for the District of Arizona. The parties hereby expressly submit and consent to such jurisdiction and waive any claim that such is an inconvenient or improper forum. Furthermore, the parties agree that any judgment obtained pursuant to this Section should be enforceable in any court of competent jurisdiction in the United States or elsewhere, as applicable.

        9.6. Notices. All notices under this Agreement, given by any party to the others, shall be in writing and shall, until notice of any change is delivered in accordance herewith, be sent by hand-delivery or recorded electronic communication to each respective party, with a copy thereof sent the same day by regular mail, postage prepaid, as follows:

        If to Krida, to:

               Krida Overseas Investments Trading Limited
               c/o BDO Binder
               P.O. Box 2283
               Nicosia, Cyprus
               Attn:  President
               (___) ________________________


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         If to NII, to:

               NuPro Innovations Inc.
               5151 East Broadway Boulevard, Suite 730
               Tucson, Arizona  U.S.A.  85711
               Attn:  President
               Facsimile: (520)  790-0400

        with a copy to:

               Squire, Sanders & Dempsey L.L.P.
               40 North Central Avenue, Suite 2700
               Phoenix, Arizona  U.S.A.  85004
               Attn:  Benjamin Aguilera, Esq.
               (602) 253-8129

        9.7. Independent Contractors. It is expressly understood and agreed that NII is and shall be deemed to be an independent contractor with respect to the terms and conditions of this Agreement and that NII is not in any respect acting as an agent or employee of Krida. This Agreement is not intended and shall not be construed to constitute either party as the joint venturer, partner, agent or legal representative of the other, and neither party shall have any authority, express, implied or apparent to assume or create any obligations on behalf of or in the name of the other party hereto.

        9.8. Indemnification. Each party agrees to indemnify and save harmless the other party and its subsidiaries, officers, directors, agents, employees, contractors and legal representatives, from and against any and all claims, demands, actions, causes of action, losses or liabilities, including attorney fees and costs, which are hereafter made or brought against them or any of them, by any third party, for the recovery of damages, which have as their basis the actual or alleged violation by each party of any of the covenants herein or which arise from each party's performance, failure to perform, or failure to perform properly any term of this Agreement. Krida agrees to indemnify and save harmless NII and its subsidiaries, officers, directors, agents, employees, contractors, and legal representatives from and against any and all claims, demands, actions, causes of actions, losses, or liabilities, including attorney fees and costs, which are hereafter made or brought against them or any of them for the recovery of damages, which have as their basis the actual or alleged infringement, by Krida or NII, of any third party's patents, copyrights, trademarks, or trade secrets or other intellectual property rights arising out of NII's use of the Patents, Trademarks, Know How, Trade Secrets, or Technical Information provided by Krida. Notwithstanding the foregoing, Krida shall not be liable for any claim of patent, copyright or trade secret infringement which is based on any modifications to such technology prepared or developed by NII, with respect to any other products manufactured by NII.

        9.9. Cumulative Remedies. Every right or remedy conferred upon or reserved to the parties by this Agreement shall be cumulative and shall be in addition to every right or remedy now or hereafter existing at law or in equity and the pursuit of any right or remedy shall not be construed as an election.


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        9.10. No Waiver. The failure of a party to insist upon the performance of any provision of this Agreement or to exercise any right or privilege granted that party hereunder shall not be construed as waiving any such provision and the same shall continue in force.

        9.11. Force Majeure. No party shall be liable to the other by reason of any failure in performance of this Agreement in accordance with its terms if such failure arises out of causes beyond the reasonable control of such party, including but not limited to, acts of God, acts of the public enemy, acts of civil or military authority, unavailability of communications facilities, fires, strikes, unavailability of energy sources, riots, or wars. The affected party will have an extension of time to perform its obligations in proportion to the time of duration of the above circumstances without penalty, but will make all reasonable efforts to rectify the problem in a timely fashion.

        9.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        9.13. Headings. The titles, captions or headings of the Articles, Sections and subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        9.14. Amendments and Waivers. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

        9.15. Alternative Dispute Resolution.

                9.15.1 Mediation. NII and Krida agree that they shall attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in the spirit of mutual friendship and cooperation. If any such attempt should fail, then the dispute shall first be submitted to a mutually acceptable neutral advisor for initial fact finding and mediation. Neither party shall unreasonably withhold acceptance of such an advisor, and selection of such an advisor shall be made within 45 days after written notice by one of the parties for such fact finding and mediation. The cost of such fact finding and mediation, and of any other subsequent alternative dispute resolution agreed upon by the parties shall be shared equally by NII and Krida. The mandatory mediation set forth in this paragraph shall not be required for disputes involving use or misuse of the license or Licensed Property.

                9.15.2 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or its formation, breach, performance, validity, invalidity or termination, not settled by mediation under Section
9.15.1 above, shall be submitted to and be settled by arbitration. The final award of the arbitrators shall be final and binding, and shall not be subject to judicial review. Interim awards issued during the proceedings by the arbitration tribunal shall


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not be subject to any judicial review, except after issuance of the final arbitration award. In the event that the party against which the final award is made attempts to challenge it before a competent judicial authority, that party may be required by such judicial authority to post adequate security on behalf of the party who received the award, to insure the payment of such award, if the final award is confirmed judicially. The mandatory arbitration set forth in this paragraph shall not be required for disputes involving use or misuse of the license or Licensed Property.

                9.15.3 Rules. The arbitration and arbitration proceedings related to this Agreement shall be conducted by the American Arbitration Association (the "AAA") in accordance with its Rules in effect at the commencement of such proceedings. In the event of any conflict between the foregoing Rules of the AAA with the dispute resolution provisions in this Agreement regarding the solution of controversies, the provisions of this Agreement shall govern.

                9.15.4 Panel. The arbitration tribunal shall be made up of one Arbitrator, who shall be selected by the parties. Should the parties not agree in the selection of the Arbitrator, the Arbitrator shall be chosen in accordance with the applicable Rules of the AAA.

                9.15.5 Venue and Fees. All proceedings and hearings related to this process shall be conducted in Phoenix, Arizona, U.S.A. The arbitrator's fees and facility expenses shall be shared equally. The prevailing party shall be entitled to recover from the other party, as part of the prevailing party's costs, reasonable attorney's fees. The parties agree that the arbitrator shall have the authority to fix such attorney's fees and they shall be made part of any judgment rendered.

                9.15.6 Litigation. Any dispute which the parties cannot so resolve between themselves in good faith within six (6) months of the date of the initial demand may proceed to litigation through a court of competent jurisdiction pursuant to the terms of this Agreement.

        9.16. Public Announcements. Neither party shall make any public announcement or issue any press releases relating to the subject matter of this Agreement or its terms, without the prior written consent of the other party or as required by law.

        9.17. Entire Agreement. This Agreement constitutes the entire agreement between Krida and NII with regard to the subject matter, superseding all previous communications and negotiations, whether written or oral. The terms and conditions of the Agreement shall prevail over any additional or conflicting terms of any advertising literature or memorandum submitted by one party to the others.


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       IN WITNESS WHEREOF, the parties hereto, by their respective duly authorized officers or representatives, have each executed this Agreement on the date and year first above written.


KRIDA OVERSEAS TRADING LIMITED,               NuPro Innovations Inc,
a Cyprus corporation                          a Delaware corporation


By:_______________________________            By:_______________________________
Its:                                          Its:


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